Exhibit 10.7
DATED 5th day of February 2007
Travelzoo Inc.
and
NG, Wai Ming

SERVICE AGREEMENT

CONTENTS

Clause	Subject	Page No.
1	Interpretation	1
2	Appointment	3
3	Duties	4
4	Remuneration and Expenses	4
5	Other Benefits	5
6	Sick Leave Entitlement and Medical Benefits	6
7	Holiday Entitlement	7
8	Retirement Fund and Pension Scheme Participation	7
9	Confidentiality	7
10	Restrictions during Employment	8
11	Termination	8
12	Restrictions after Employment	11
13	Employment with New Group Company	13
14	Indemnity	13
15	Notices	13
16	Entire Agreement	14
17	Prior Agreements	14
18	Proper Law and Forum	14
19	Process Agent	14

THIS AGREEMENT is dated the 5th day of February 2007
BETWEEN:
(1)	Travelzoo Inc., a company incorporated in the State of Delaware in the United States of America whose principal business office is situated at 590 Madison Avenue, 21st Floor, New York, New York 10022 (the “Company”); and

(2)	NG, Wai Ming, holder of Hong Kong Identity Card No. (the “Executive”).
RECITAL:
The Company has agreed to employ the Executive and the Executive has agreed to serve the Company as an employee of the Company on the terms and conditions set out below.
NOW IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following expressions shall bear the following meanings:

“this Agreement”	this Agreement as may from time to time be amended, modified or supplemented pursuant to Clause 16;

“Appointment”	the employment of the Executive pursuant to this Agreement;

“Board”	the Board of Directors of the Company from time to time;

“Business”	the business presently carried on by the Company, including but not limited to the publishing of travel offers through the Travelzoo Web sites, the Top 20 newsletter, and the Newsflash e-mail alert service;

“Commencement Date”	1st March February 2007;

“Companies Ordinance”	the Companies Ordinance, Chapter 32, Laws of Hong Kong;

“Confidential Information”	any information of, developed, used or applied or which may be developed, used or applied by the Company or any Group Company in relation to the Business, or which the Company or any Group Company has obtained from any third party on terms that restrict its disclosure or use, other confidential technical information, any of the trade secrets, clients’ lists, accounts, financial or trading information or other confidential or personal information which the Executive may receive or obtain in relation to the business, finances, dealings or affairs of the Company or any Group Company, including any information regarding the products, services, research programme, projects or other technical data, know-how or specifications, whether in human or machine readable form, and whether stored electronically or otherwise, or the finances, proposals, contractual arrangements, principals, joint venture partners, contracting parties, employees or agents of the Company or any Group Company;

“Documents”	documents, disks, memory, notebooks, tapes or any other medium on which information (whether confidential or otherwise) may from time to time be referred to, written or recorded;

“Employment Ordinance”	the Employment Ordinance, Chapter 57, Laws of Hong Kong;

“Group”	the Company and any company which is for the time being a subsidiary or holding company of the Company and the terms ‘subsidiary” and “holding company’ shall have the meanings ascribed thereto by section 2 of the Companies Ordinance;

“Group Company”	any company within the Group;

“Guaranteed Bonus”	the guaranteed bonus payable to the Executive pursuant to Clause 5.1.1;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“month”	calendar month;

“Performance Bonus”	the quarterly performance based bonus to which the Executive may be entitled pursuant to Clause 5.1.2;

“PRC”	the People’s Republic of China and for the purpose of this Agreement, excluding Hong Kong, Macau Special Administrative Region and Taiwan;

“Prohibited Area”	Australia, Hong Kong, India, Japan, the PRC, South Korea and Taiwan;

“Relevant Territory”	China, Hong Kong, Taiwan, South Korea;

“Restricted Period”	the period of 12 months from the Termination Date;

“Salary”	the salary payable to the Executive pursuant to Clause 4.1;

“Term”	the period from the Commencement Date until the Termination Date;

“Termination Date”	the date of termination of the Executive’s employment pursuant to Clause 11;

“U.S.”	United States of America; and

“Working Days”	Monday to Friday except where such day falls on a statutory holiday.
1.2	In this Agreement:
1.2.1	References to Clauses and Sub-Clauses are respectively to clauses and sub-clauses in this Agreement;

1.2.2	reference to any Ordinance, regulation or other statutory provision include reference to such Ordinance, regulation or provision as may be modified, consolidated or re-enacted from time to time;

1.2.3	unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting gender include both genders and the neuter and words denoting a person include a corporation, sole proprietorship, firm, joint venture or syndicate and, in each case, vice versa; and

1.2.4	the rule known as ejusdem generis shall not apply, so that words and phrases in general terms following or followed by specific examples shall be construed in the widest possible sense and shall not be construed as limited or related to the examples given.
1.3	The headings in this Agreement are for ease of reference only and do not form part of the Agreement.

2.	APPOINTMENT

2.1	Subject to the terms set out in this Agreement, the Company appoints the Executive and the Executive accepts his employment as an employee of the Company with the duties described in Clause 3.

2.2	The Executive’s employment shall commence on the Commencement Date and shall continue unless terminated by the Company pursuant to Clause 11.2 or terminated by the parties hereto pursuant to Clause 11.1.

3.	DUTIES

3.1	The Executive shall during the Term:
3.1.1	serve the Company in his capacity as Vice President and Managing Director, Asia, of the Company with such executive and management responsibilities and duties with regard to the operations of the Group in the Relevant Territory and the development and expansion of the Business as the Board may direct, including but not limited to the following:
(a)	launch and develop the Travelzoo business in the Relevant Territory in accordance with the Company’s strategy and operating budgets;

(b)	assume profit and loss responsibility; and

(c)	represent the Company in the Relevant Territory.
3.1.2	devote the whole of his working time, attention and abilities during normal business hours and such additional hours as may reasonably be required to administer the duties associated with his position; and

3.1.3	use his best endeavors to promote and protect the interests of the Company and shall at all times keep the Board promptly and fully informed of all matters relating to or in connection with the performance and exercise of his duties under the Agreement.
3.2	The Executive shall work in Hong Kong or any other part of the world (including but not limited to the Relevant Territory) which the Board may require for the proper performance and exercise of his duties under this Agreement.

3.3	The normal business hours of the Company are 9:00 a.m. to 5:30 p.m., with one hour’s break for lunch, Monday to Friday. However, the Executive shall be required to work such hours as are necessary to fulfil his duties under this Agreement.

3.4	The Executive shall attend a one-month training programme organised by the Company in the U.S. upon commencement of the Executive’s employment with the Company.

4.	REMUNERATION AND EXPENSES

4.1	As remuneration for his services, the Executive shall be entitled to a salary at the rate of HK$ 2,185,249 per calendar year (or such other rate as may from time to time be agreed in writing). The Salary shall accrue from day to day and be payable by equal monthly installments in arrears on or before the last day of each month, provided that if the employment terminates on a date before the end of a month, the Salary for that month shall be in proportion to the number of days for which the Executive was employed that month.

4.2	If applicable at any time and notwithstanding anything to the contrary contained in the constitutional documents of the Company or of any other Group Company, the Salary shall be inclusive of any other fees or remuneration of any description which the Executive might be entitled to receive from the Company or any Group Company or any other company or association in which he holds office as a nominee or representative of the Company or any Group Company (and the Executive shall, at the discretion of the Board, either waive his right to any such remuneration or account to the Company for the same forthwith upon receipt).

4.3	The Salary shall be reviewed by the Board not less than annually, the first review being in June 2007.

4.4	The Executive hereby authorises the Company to deduct from any remuneration accrued and due to him under the terms of this Agreement (whether or not actually paid during the Appointment) or from any pay in lieu of notice:
4.4.1	any overpayment of salary or expenses or payment made to the Executive by mistake or through any misrepresentation;

4.4.2	any undisputed debt presently payable by the Executive to the Company or any Group Company; and

4.4.3	any employee’s contribution to pension fund or provident fund as adopted by the Company from time to time, including without limitation any provident fund scheme adopted by the Company pursuant to the Mandatory Provident Fund Scheme Ordinance, Chapter 485, Laws of Hong Kong.
4.5	The Company shall repay to the Executive all reasonable travelling, hotel and other expenses properly incurred by the Executive in connection with the performance of the duties of the Executive under this Agreement, subject to the Executive having delivered to the Company vouchers or evidence of payment of such expenses as the Board may from time to time require.

4.6	The Executive shall be entitled to fly Business Class when the duration of the flight exceeds eight hours and otherwise Economy Class whilst travelling by air on Company duty or otherwise in accordance with the travel policy determined by the Board from time to time. Where the Company makes any credit card available to the Executive the Executive shall:
4.6.1	take good care of such card and forthwith report any loss of such card to the Board;

4.6.2	use the card only for the purposes of the relevant Group Company’s business and in accordance with any Company policy applicable thereto; and

4.6.3	return the card forthwith to the relevant Group Company on request and in any event upon the determination of his employment hereunder.
5.	OTHER BENEFITS

5.1	In addition to the Salary, the Executive shall be entitled to:-

5.1.1	a Guaranteed Bonus at a rate of HK$ 780,469 which shall be payable to the Executive on or before the last day of each calendar year, provided that the Executive shall not be entitled to the Guaranteed Bonus for a particular calendar year or any part thereof if the Executive’s employment is terminated on or before the last day of such calendar year; and

5.1.2	a quarterly Performance Bonus that ranges between HK$ 0 and HK$ 234,140 per quarter and that is based on the Executive’s performance as described below. The calculation of the Performance Bonus for the quarter will be based on the official budget for the Company (to be approved by the Board) for the Relevant Territory, which will include quarterly targets for revenues, operating income and subscribers, and a quarterly assessment of the Executive’s performance by the Group CEO of Travelzoo Inc., which will consider the Executive’s motivation and the quality of the Company’s publications and products and advertiser base in his Relevant Territory.

The following criteria will apply in relation to the quarterly performance bonus plan:

	Bonus for a particular calendar
Criteria	quarter
Revenue goal as defined in official budget for Relevant Territory met?	HK$	58,535
Operating income goal as defined in official budget for Relevant Territory met?	HK$	58,535
Subscriber goal as defined in official budget for Relevant Territory met?	HK$	58,535
Performance evaluation by the Group CEO of Travelzoo Inc.	Up to HK$	58,535
Total	Up to HK$	234,140
The calculation of the Performance Bonus will be made by the Chief Financial Officer of Travelzoo Inc.

The Performance Bonus will be paid less statutory deductions, if any, within 45 days after the end of the calendar quarter, provided that the Executive shall not be entitled to the Performance Bonus for a particular calendar quarter or any part thereof if the Executive’s employment is terminated by the Executive pursuant to Clause 11.1 or by the Company pursuant to Clause 11.2 on or before the payment date of the Performance Bonus for such calendar quarter. If the Executive’s employment is terminated by the Company pursuant to Clause 11.1, the Executive shall be entitled to a pro-rata amount of the Performance Bonus for the relevant calendar quarter which shall be payable within 45 days after the end of the relevant calendar quarter.

For the first twelve months from the Commencement Date, the Company guarantees the Executive the full Performance Bonus of HK$ 234,140 per quarter.

Any bonus payments for periods beginning after the first day of a calendar quarter or ending before the last day of a calendar quarter will be pro rata.

6.	SICK LEAVE ENTITLEMENT AND MEDICAL BENEFITS

6.1	The Executive shall be entitled to his full Salary during periods of absence due to ill-health or sickness properly vouched for in accordance with the requirements of the Board, provided that the aggregate period of absence of in any 12 month period shall not exceed the maximum number of Working Days as prescribed by the Employment Ordinance (Chapter 57, Laws of Hong Kong) from time to time.

6.2	If at any time required by the Board, the Executive shall at the expense of the Company undergo a medical examination by such doctor or doctors, as the Board shall nominate.

6.3	The Executive, his spouse and children under the age of 18 shall be covered by the Company’s medical benefits scheme or medical insurance scheme in accordance with the Company’s prevailing medical benefits arrangements. The Executive shall comply with the reasonable procedural requirements of the Company or the underwriter of the relevant insurance policy when submitting claims for the medical benefits or under the medical insurance.

7.	HOLIDAY ENTITLEMENT

7.1	The Executive shall during the Term be entitled to paid leave of absence of 25 Working Days (in addition to the usual public holidays) in each complete holiday year worked (and pro-rata for part of each holiday year worked), which shall be taken by the Executive at such time or times as shall be mutually convenient to the Executive and the Company. Accrued paid leave may be carried forward up to a maximum of 25 Working Days.

7.2	For the purposes of the Employment Ordinance, the holiday year of the Executive shall run from 1st January each year to 31st December of that year.

8.	RETIREMENT FUND AND PENSION SCHEME PARTICIPATION

8.1	The Executive shall be entitled during the Term to participate in and the Company shall procure that the Executive be offered participation in the Company’s retirement or provident fund scheme (if any, and/or such scheme as may from time to time be supplemental thereto or for the replacement thereof).

8.2	For the purposes of section 32 of the Employment Ordinance and Clause 4.4.3, it is agreed that the Company may deduct from the Salary the amount of any contribution payable by the Executive under any retirement of provident fund scheme in which the Executive may elect to participate.

9.	CONFIDENTIALITY

9.1	The Executive shall not at any time during or after the Term use, divulge or communicate to or cause or enable any third party (other than any officer of employee of the Company whose province it is to know the same) to become aware of or use, take away, conceal, destroy or retain for his own or some other person’s advantage or to the detriment of the Company or the Group any of the Confidential Information.

9.2	The Executive acknowledges that all Documents containing or referring to Confidential Information at any time in his control or possession are and shall at all times remain the absolute property of the Company and/or Group Company and the Executive undertakes, both during the Appointment and after the Termination Date:
9.2.1	to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any Documents containing or referring to it;

9.2.2	at the direction of the Board, to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

9.2.3	to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this Clause and/or to provide evidence that it has been complied with.
9.3	The restrictions in Clauses 9.1 and 9.2:
9.3.1	will not restrict the Executive from disclosing (but only to the proper recipient) any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body, provided that where practicable the Executive shall have given prior written notice to the Board of the requirement and of the information to be disclosed and allow the Board an opportunity to comment on the requirement before making the disclosure; and

9.3.2	will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Executive.
9.4	The Executive agrees that the restrictions set out in this Clause 9 are without prejudice to any other duties of confidentiality owed to the Company and the Group, whether express or implied and are to survive the termination of the Appointment.

10	RESTRICTIONS DURING EMPLOYMENT

10.1	The Executive shall not at any time during the Appointment, save with the prior written notification and sanction of the Board, be directly or indirectly engaged, concerned or interested in any other company (including any consultancy or advisory work) which carries on a business of a similar nature to the Business.

10.2	The Executive shall not during the Appointment (save in a purely social capacity or with the prior written consent of the Board) make any contact, whether formal or informal, written or oral, with any of the Company’s past, current or prospective suppliers, customers or clients with whom the Executive has had business dealings (directly or indirectly) for any purpose (including but not limited to an intention to set up a competing business or to seek employment) other than for the legitimate business interests of the Company.

10.3	The Executive shall not during the Appointment either on his own behalf or on behalf of any person, firm or company:
10.3.1	solicit or endeavour to entice away from the Company an actual employee, or discourage from being employed by the Company any person who, to the knowledge of the Executive, is an employee or a prospective employee of the Company; or

10.3.2	employ or procure another person to employ any such person.
10.4	The restrictions set out in this Clause 10 are without prejudice to any other duties or obligations owed to the Company or any Group Company whether express or implied.

11.	TERMINATION

11.1	Without prejudice to any other rights or causes of action available, this Agreement can be terminated by either the Company or the Executive without having to give any good cause on or after twelve months from the Commencement Date by either:
11.1.1	giving to the other party hereto three months’ notice in writing expiring at any time on or after twelve months from the Commencement Date; or

11.1.2	giving to the other party hereto notice in writing expiring at any time on or after twelve months from the Commencement Date less than that required by Clause 11.1.1 provided that the party serving the notice shall pay to the other party a sum equal to the Salary in respect of that part of the period of notice required by Clause 11.1.1 which has not been given to the other party; or

11.1.3	making payment to the other party hereto of a sum representing three months’ Salary in lieu of the notice required by Clause 11.1.1.
11.2	Without prejudice to any other rights or causes of action available to the Company, this Agreement shall be subject to immediate termination by the Company by summary notice in writing without compensation if:
11.2.1	the Executive at the time the notice is given is prevented by reason of ill-health or accident or other incapacity from properly performing his duties and has been so prevented (whether by the same or another reason) for at least a continuous period of 180 days or for an aggregate period of at least 180 days (whether or not, in either case, Working Days) in the preceding 52 consecutive weeks;

11.2.2	(a) the Executive shall be guilty of any gross misconduct or wilful neglect of his duties hereunder;
(b)	the Executive shall commit any material breach or non-observance or, after having been given warning in writing, any repeated or continued breach (after receipt of prior notification of the previous breach(es) from the Company) or non-observance of any of his duties or any of his express or implied obligations arising from the Appointment or otherwise;

(c)	the Executive shall be guilty of conduct or shall permit or suffer events, which, in the opinion of the Board, is likely to bring the Company or any Group Company into disrepute;

(d)	the Executive shall commit any act of fraud or dishonesty (whether or not connected with the Appointment) or any act which, in the opinion of the Board, adversely affects his ability properly to carry out his duties;

(e)	the Executive shall become unable to pay his debts for the purposes of Sections 6 and 6A of the Bankruptcy Ordinance, Chapter 6, Laws of Hong Kong, shall claim the benefit of any Ordinance for the time being in force for the relief of insolvent debtors or proposed or shall make any arrangement or composition with his creditors;

(f)	the Executive is convicted of a criminal offence (other than an offence which in the opinion of the Board does not affect his position in the Company);

(g)	the Executive persistently refuses to carry out any lawful order given to him in the course of his employment or persistently fails to diligently attend to his duties under this Agreement; or

(h)	the Executive shall become of mental disorder or a patient as defined in Section 7 of the Mental Health Ordinance, Chapter 136, Laws of Hong Kong or been admitted to a hospital in pursuance of an application made under Part III of that Ordinance.
11.3	Upon termination of the Appointment however arising:
11.3.1	if applicable the Executive shall, without prejudice to any claim he may have arising out of the termination of this employment hereunder, forthwith at the request of the Board and without further claim for compensation resign from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company and, if he fails so to do, the Company is irrevocably authorised by the Executive to appoint some person in his name and on his behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations; and

11.3.2	the Executive (or, if he shall be dead, of unsound mind or bankrupt, his personal representatives or such other persons as shall be appointed to administer his estate and affairs) shall deliver up to the Company in accordance with the directions of the Board, all keys, security passes, credit cards, the Documents and other property (including the company car provided pursuant to Clause 5) belonging to or relating to the businesses or affairs of the Company or any Group Company, including all copies of all Documents containing or referring to Confidential Information which may be in his possession or under his control (or that of his personal representatives or such other persons), and shall not retain copies, extracts or notes of any of the same.
11.4	The Executive shall have no claim against the Company in respect of the termination of the Appointment by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or as part of any arrangements for the amalgamation or demerger of the undertaking of the Company or any Group Company not involving liquidation, provided that the Executive shall have been offered employment with the amalgamated or reconstructed or de-merged company or companies on terms no less favourable to him than under this Agreement.

11.5	The Board, if it has reason to suspect that any one or more of the events set out in Clause 11.2 has or may have occurred, may suspend the Executive pending the making and completion of such investigation(s) as the Board thinks fit. While the suspension continues, the Company shall pay the Salary to the Executive and provide to him the other benefits set out in this Agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Executive and may require the Executive to comply with such conditions as the Company may reasonably specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies. The Company may later terminate the Appointment, pursuant to the terms of this Agreement, on the grounds of the same or any other event.

11.6	Once notice to terminate the Executive’s employment has been given by the Company or the Executive in accordance with Clause 11.1, or in the event that the Executive purports to terminate in breach of those obligations, the Company:
11.6.1	shall be under no obligation to vest in or assign to the Executive any powers or to provide any work for the Executive and the Executive shall have no right to perform any services for the Company or any Group Company;

11.6.2	may prohibit contact and/or dealings between the Executive and clients and/or suppliers and/or personnel of or investors in the Company or any Group Company; and

11.6.3	may exclude the Executive from any premises of the Company or any Group Company provided always that Salary and all other contractual benefits under this Agreement shall not cease to be payable or provided by reason only of the Company exercising its rights pursuant to Clause 11.6.

This Clause 11.6 shall not affect the general right of the Company to suspend in accordance with Clause 11.5 nor affect the rights and obligations of the parties hereto prior to the service of notice.
11.7	Where this Agreement is terminated pursuant to Clause 11.2, the Executive shall not be entitled to receive the Guaranteed Bonus provided for in Clause 5.1.1 for the calendar year where the termination occurs and the Performance Bonus provided for in Clause 5.1.2 for the quarter of the calendar year where the termination occurs. When this Agreement is terminated by the Company pursuant to Clause 11.1, the Performance Bonus for the relevant calendar quarter shall be paid on a pro-rata basis and payable within 45 days after the end of the relevant calendar quarter.

12	RESTRICTIONS AFTER EMPLOYMENT

12.1	The Executive shall not, save with the prior written consent of the Board, during the Restricted Period, carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) within the Prohibited Area in any part of any trade or business which competes with any part of any trade or business carried on by the Company at any time during the period of 12 months prior to the Termination Date, in which the Executive shall have been actively engaged or involved, in any country in which the Company has traded during the period of 12 months prior to the Termination Date.

12.2	The Executive shall not during the Restricted Period and within the Prohibited Area either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Executive has been engaged or involved, directly or indirectly:
12.2.1	solicit, approach or offer goods or services to or entice away from the Company any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a client or customer of the Company and in each case with whom the Executive (or any other employee on his behalf or under his direct instruction) has been actively engaged or involved by virtue of his duties hereunder; or

12.2.2	deal with or accept custom from any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a client or customer of the Company and in each case with whom the Executive (or any other employee on his behalf or under his direct instruction) has been actively engaged or involved by virtue of his duties hereunder; or

12.2.3	solicit or approach or offer goods or services to or entice away from the Company any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a supplier, agent or distributor of the Company and in each case with whom the Executive (or any other employee on his behalf or under his direct instruction) has been actively engaged or involved by virtue of his duties hereunder; or

12.2.4	deal with or interfere with any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a supplier, agent or distributor of the Company and in each case with whom the Executive (or any other employee on his behalf or under his direct instruction) has been actively engaged or involved by virtue of his duties hereunder;

PROVIDED THAT nothing contained in these Sub-Clauses 12.2.1 to 12.2.4 shall prohibit the Executive from carrying out any activities which are not in competition with any part of the business of the Company with which the Executive was involved in 12 months prior to the Termination Date.
12.3	The Executive shall during the Restricted Period and within the Prohibited Area either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Executive has been engaged or involved, directly or indirectly, approach, solicit, endeavour to entice away, employ, offer employment to or procure the employment of any person who is or was a key employee belonging to the management grade or in a senior capacity with whom the Executive has had dealings within a period of 12 months prior to the Termination Date) whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or otherwise.

12.4	The Executive shall not, at any time after the Termination Date, either on his own behalf or on behalf of any other person, firm or company directly or indirectly, within the Prohibited Area:
12.4.1	interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to the Company; or

12.4.2	represent himself as being in any way connected with or interested in the business of the Company (other than as a consultant or a member if such be the case) or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company or which might suggest a connection with the Company.
12.5	The Executive (who acknowledges that, in the course of the Appointment, he is likely to have dealings with the clients, customers, suppliers and other contacts of the Company) agrees that each of the restrictions in Sub-Clauses 12.1, 12.2.1, 12.2.2, 12.2.3, 12.2.4, 12.3, 12.4.1 and 12.4.2 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, the Executive agrees that such restriction shall apply with such deletions as may be necessary to make it valid and effective.

13.	EMPLOYMENT WITH NEW GROUP COMPANY
For the conduct of the Business in Asia, the Company may incorporate a new Group Company (the “New Group Company”) in Hong Kong or elsewhere in the world. If considered proper and if allowed by the law of the place where the New Group Company is incorporated, the Board may direct that such New Group Company takes up the employment of the Executive hereunder on the same terms and conditions set out in this Agreement, and the Executive undertakes that he will enter into a new employment agreement with the New Group Company on the same terms and conditions set out in this Agreement. Upon signing of the new employment agreement with the New Group Company, the continuity of employment of the Executive hereunder will not be affected by virtue of his employment being transferred to the New Group Company, so far as this is permitted by the law of the place where the New Group Company is incorporated.
14.	INDEMNITY
Each of the Company and the Executive agrees to indemnify and hold harmless the other on demand from and against any and all losses, claims, damages, liabilities and expenses, including but without limitation any proceedings brought against it/him arising from the performance of its/his duties pursuant to this Agreement, so far as permitted by law, except in any case where the matter in respect of which indemnification is sought under this Clause was caused by the wilful neglect of the party to be indemnified.
15	NOTICES
Notices by either party hereto:
15.1	must be in writing addressed:
15.1.1	to the Company at its principal business office for the time being; and

15.1.2	to the Executive at his place of work or at the address set out in this Agreement or such other address as the Executive may from time to time have notified to the Company for the purpose of this Clause; and

15.2	will be effectively served:
15.2.1	on the day of receipt, where any hand-delivered letter or a facsimile transmission is received on a Working Day before or during normal working hours;

15.2.2	on the following Working Day, where any hand-delivered letter or facsimile transmission is received either on a Working Day after normal working hours or on any other day;

15.2.3	on the second Working Day following the day of posting from within Hong Kong of any letter sent by first class prepaid mail; or

15.2.4	on the fifth Working Day following the day of posting to an overseas address of any prepaid airmail letter.
16.	ENTIRE AGREEMENT

16.1	This Agreement embodies all the terms and provisions of and relating to the employment of the Executive by the Company.

16.2	The terms of this Agreement may only be varied in writing by the parties hereto or their duly authorised agents.

17.	PRIOR AGREEMENTS
This Agreement is in substitution for and shall supersede all former and existing agreements or arrangements made orally or in writing for the employment of the Executive by the Company or any Group Company, which shall be deemed to have been cancelled with effect from the date of this Agreement, and no party hereto shall have any claim in respect of any such superseded agreements or arrangements.
18.	PROPER LAW AND FORUM
This Agreement shall in all respects be interpreted and construed in accordance with and governed by Hong Kong law and each party hereto irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts and waives all defences to any action arising hereunder brought in the courts of Hong Kong on the ground that such an action is brought in an inconvenient forum.
19.	PROCESS AGENT
The Company irrevocably appoints Messrs. Stephenson Harwood & Lo of 35th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong to act as its agent to receive and acknowledge on its behalf any writ, summon, order, judgment or other notice of legal process in Hong Kong. If such agent (or its successor) no longer serves as agent of the Company for this purpose, the Company shall promptly appoint a successor agent and notify the Executive. The Company agrees that any legal process shall be sufficiently served on it if delivered to its agent at the address mentioned herein or such other address as may have been notified by the agent to the Executive.

IN WITNESS whereof the parties hereto entered into this Agreement the day and year first written above.

SIGNED for and on behalf of	)
Travelzoo Inc.	)
by Ralph Bartel (Director))
in the presence of:-)

SIGNED, SEALED AND DELIVERED	)
by NG, Wai Ming	)
in the presence of:-)